Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated June 15, 2011 relating to the consolidated financial statements of Global Technology Resources, Inc. that appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

October 17, 2011

Denver, Colorado